Exhibit 8.01
[JONES DAY LETTERHEAD]
August 10, 2009
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Ladies and Gentlemen:
We are acting as tax counsel to Sprint Nextel Corporation, a Kansas corporation (the “Company”), in connection with the preparation of the prospectus supplement dated as of August 10, 2009 (the “Prospectus Supplement”) with respect to the 8.375% Notes due August 15, 2017 (the “Notes”) offered by the Company. The Company filed the Prospectus Supplement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). Any defined term used and not defined herein has the meaning given to it in the Prospectus Supplement.
For purposes of the opinions set forth below, we have, with the consent of the Company, relied upon the accuracy of the Prospectus Supplement.
Based upon and subject to the foregoing, and based upon he Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that subject to the limitations set forth therein, the discussion in the Prospectus Supplement under the caption “Certain U.S. Federal Income Tax Considerations” is an accurate summary of the material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the Notes under currently applicable law.
This opinion letter speaks only as of the date hereof. Our opinions are based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinions unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

Sprint Nextel Corporation
August 10, 2009

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-138548) filed with the Commission and to the reference to us in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day